Exhibit 10.10

STANDARD FORM COMMERCIAL LEASE

This "Lease" is made this       day of October      , 2022 by and between Sunrise Nominee Trust, a Massachusetts Trust ("Landlord") ConnectM Technologies, LLC dba Bourque Heating and Cooling Co. Inc. a Massachusetts Corporation ("Tenant"). Pursuant to the terms of this Lease, Landlord agrees to lease the Premises (hereinafter defined) to Tenant and Tenant agrees to lease the Premises from Landlord on the terms set forth.

1.	Premises The "Premises" shall mean 1199 Pitchers Way Hyannis MA including the right to use the hallways and/or applicable stairs for access to and egress from said Premises.
2.	Term The "Term" of this Lease shall be for the period Five (5) years , Commencing on November 1, 2022 (the "Commencement Date") and ending on October 31, 2027 (the "Termination Date").
3.

Rent The "Rent" for the Premises for the first year of the Lease is twenty-eight thousand eight hundred sixty dollars ($28,860), payable in monthly installments of two thousand four hundred five dollars ($2405) which is due, in advance on first (1st) day of each calendar month.

Year 2: $29,726 payable in monthly installments of $2,477

Year 3: $30,618 payable in monthly installments of $2,552

Year 4: $31,537 payable in monthly installments of $2,628

Year 5: $32,483 payable in monthly installments of $2,707

Rent shall be paid to Sunrise Nominee Trust, 270 Communications Way 7-B, Hyannis MA 02601 .

In addition, Rent that is not received by Landlord with fourteen (14) days of the due date shall accrue interest at the rate of one and one half percent (1 1/2%) per month for each month, or part thereof, that Rent remains unpaid from the due date. Tenant's agreement to pay Rent is independent of every other agreement in this Lease.

Additional Rent. As the only occupant, Tenant shall be responsible for all Taxes associated with the Premises.

"Taxes"— means (a) all real property taxes on the land and structure in which the Premises is located; (b) all excise and personal property taxes for property that is owned by Landlord and used in connection with the operation; maintenance and repair of the land and structure in which the premises is located; and (c) all costs and fees incurred in connection with any effort to reduce tax liabilities, including any costs incurred by landlord to review, comply with or appeal tax liabilities. Landlord will bill Tenant as tax bills become due. Tenant shall pay Landlord within thirty (30) days after Tenant's receipt of a statement from Landlord.

4.

Utilities / Cleaning. Tenant agrees to pay as they become due, the charge for electricity, water and other utilities furnished to the Premises that are separately metered, including fuel for heat and electricity for air conditioning. The Landlord shall have no other obligation to provide any equipment or utilities with the Premises. No utilities for use with the Premises shall be installed or connected by Tenant without written authorization from Landlord. The Landlord shall have no liability for non-delivery or interruption of utilities to Tenant and Tenant shall have no right to abate Rent on account of same.

5.

Condition and Possession Landlord agrees to maintain the structure of any building of which the Premises is part in the same condition as the structure is on the Commencement Date, excepting reasonable wear and tear and damage by fire and other casualty. The Premises are accepted by Tenant in "as is" condition and without any other warranty or representation from Landlord. The Landlord shall not be liable for any failure to deliver possession of the Premises or any other space due to the holdover or unlawful possession of such space by any party. In such event, the Commencement Date for such space shall be postponed until the date Landlord delivers possession of the Premises to Tenant free from occupancy by any party. In the event that the Tenancy is interrupted or terminated as a result of Force Majeure or other act beyond the control of the landlord, as defined in paragraph 23 shall not render Landlord liable to Tenant, constitute a constructive eviction of Tenant, give rise to an abatement of Rent, no relieve Tenant from the obligation to fulfill any covenant or agreement. Tenant agrees that Tenant shall have the duty to comply with the requirements of the Americans with Disabilities Act ("ADA") concerning use of the Premises and Tenant agrees to indemnify and defend Landlord with regard to any claim alleging violation of the ADA or similar law or regulation.

6.Security Deposit.Tenant shall pay a "Security Deposit" to landlord in the amount of two thousand, four hundred and five dollars ($2405) upon the execution of this Lease. The Security Deposit shall be maintained by Landlord, without interest, as security for the performance of Tenant's obligations. The Security Deposit is not an advance payment of Rent nor a measure of damages. Landlord may use or apply all or part of the Security Deposit to satisfy past due rent or to cure any Default of Tenant. If Landlord uses or applies any part of the Security Deposit, Tenant shall, upon demand, replenish the Security Deposit to its original amount, within thirty (30) days. Landlord agrees to return any remaining balance of the Security Deposit to Tenant with forty-five (45) days after: a) the date Tenant surrenders the Premises to landlord; or b) final determination of the rent due from Tenant; whichever is later. Landlord shall not be required to hold the Security Deposit in a separate account.

7.

Permitted Use. The Premises shall be used for General office, and related retail sales, limited outside storage . No other use of the Premises is permitted. Tenant shall not use the Premises in a manner that interferes with the quiet enjoyment of any property or premises owned or occupied by any other person. Tenant shall comply with all statutes, codes, ordinances, orders, rules and regulations of each municipal, state or other governmental entity ("Laws"), regarding the conduct of Tenant's business and the use, condition, maintenance and occupancy of the Premises. No oil or hazardous material and no toxic material or substance, including any material or substance, defined or regulated by Massachusetts General Laws Chapter 21E, Section 1 et seq., shall be brought to or permitted to remain at the Premises. Tenant shall not make any use of the premises that renders the Premises uninsurable or that materially increase the cost of insurance to Landlord. The Tenant shall not make any improvement or structural change to the Premises or erect assign without written consent of the Landlord. Reasonable non-structural changes may be within the Premises with prior authorization of the Landlord and Landlord agrees that consent shall not be unreasonably delayed or withheld. At the Termination Date any alterations or improvements made by the Tenant that remain at the Premises shall become the sole property of the Landlord. Landlord may, by written notice to Tenant a least thirty (30) days prior to the termination Date, require Tenant, at Tenant's sole expense, to remove any alteration or improvement installed by or for the benefit of Tenant.

8.

Entry by Landlord. Landlord has the right to enter the Premises to inspect or show the Premises, to clean and make repairs, improvements or additions and to perform maintenance, repairs, improvements or additions to any portion of the structure in which the Premises is located. Landlord shall provide Tenant with reasonable prior verbal notice before entry, except that notice is not required in case of emergency, as determined in landlord's sole discretion. Entry by landlord shall neither constitute a constructive eviction nor entitle Tenant to an abatement or reduction of Rent.

9.

Assignment and Subletting. Tenant shall not assign, sublease, transfer or encumber any interest in this Lease or allow any third party to use or occupy any portion of the Premises without the prior written consent of Landlord, which consent shall not be unreasonable withheld. Within fourteen (14) business days after receipt of signed copies of any assignment, sublease, transfer or encumbrance and any other information as the Landlord requests, Landlord shall either a) consent to the assignment, sublease, transfer or encumbrance by executing a consent agreement in a form satisfactory to landlord; b) refuse to consent to the Transfer; or c) exercise its right to recapture any portion of the Premises that Tenant proposes to assign, sublease, transfer or encumber. Tenant shall pay Landlord as additional rent fifty percent (50%) of all rent and other consideration that Tenant receives as a result of any assignment, sublease, transfer or encumbrance that is in excess of the Rent payable to Landlord for the reinvent portion of the remaining Term. If Tenant is in default, Landlord may require that all sublease payments be made directly to Landlord, in which case Tenant shall receive a credit against Rent in the amount of Tenant's share of payments received by Landlord.

10.

Liens. Tenant shall not permit a mechanic's lien or other lien to be placed upon the land or structure in which the Premises is located in connection with any work done by or for the benefit of Tenant. Tenant shall, within ten (10) days of notice from Landlord, fully discharge any lien by settlement, by bonding or by insuring over the lien in the manner prescribed by Law. If Tenant fails to do so, Landlord may bond, insure over or otherwise discharge the lien. Tenant shall reimburse Landlord for any amount paid by Landlord, including, without limitation, reasonable attorneys' fees.

11.

Indemnification and Waiver. Tenant hereby waives all claims against and releases Landlord and its officers, directors, employees, trustees, beneficiaries, partners, mortgagees and each of their successors and assigns from all claims for any injury to or death of persons, damage to property or business loss in any manner related to: a) any act of a third party, b) any act of God; c) bursting or leaking of any tank, pipe, drain or plumbing fixture; d) failure of any security service, personnel or equipment; or e) any Force Majeure or other matter outside of the reasonable control of Landlord. Except to the extent caused by the negligent or willful misconduct of Landlord, Tenant agrees to indemnify, defend and hold Landlord harmless from all claims, debts, demands, liabilities, obligations, damages, penalties, costs and expenses, including, without limitation, reasonable attorneys' fees and expenses, that may be imposed by or against Landlord arising out of or in connection with any damage or injury occurring in the Premises or any acts or omissions of Tenant or any of Tenant's guests, invitees, assignees, subleases, contractors or licensees.

12.

Insurance. Tenant shall maintain the following insurance ("Tenant's Insurance"): a) commercial general liability insurance applicable to the Premises and its appurtenances providing, on an occurrence basis, a minimum combined single limit providing single limit coverage in an amount not less than $1,000,000 per occurrence with an annual aggregate of not less than $2,000,000: b) property/ business interruption insurance issued on an all risk or special perils form, with coverage for water damage including earthquake sprinkler leakage, at replacement cost value and with a replacement cost endorsement covering all of Tenant's equipment fixtures, furniture, inventory, merchandise and other personal property in the Premises as well as any leasehold improvements for the benefit of the Tenant; c) workers' compensation insurance to the extent required by law and in amounts as may be required by applicable statute and employers liability coverage of a least $100,000 per occurrence. Each commercial general liability insurance policy shall name Landlord (or its successors and assignees) and their respective officers, directors, employees, and agents, and other designees of Landlord and its successors as the interest of such designees shall appear, as additional named insureds. All policies of Tenant's Insurance shall contain endorsements that the insure(s) shall give Landlord and its designees at least thirty (30) days' advance written notice of any cancellation, termination, materials change or lapse of Insurance. Tenant shall provide Landlord with a certificate of insurance evidencing Tenant's insurance no later than the Commencement Date or the date Tenant is provided with possession of the Premises, whichever is earlier. During the Term the Tenant shall provide evidence of renewal or existence of such insurance as necessary to assure that Landlord always has current certificates evidencing Tenant's insurance.

13.	Broker's Fee. There are no Brokers Fees.
14.

Subrogation. Landlord and Tenant herby waive and shall cause their respective insurance carriers to waive any and all causes of action, claims, actions and rights of recovery against the other for any loss or damage with respect to Tenant's personal property, leasehold improvements, the structure in which the Premises is located, the Premises or any contents thereof, including rights, claims, actions and causes of action based on negligence, which loss or damage is (or would have been, had the insurance required by this lease been obtained) covered by insurance.

15.

Fire or Casualty. The Landlord has the right to terminate this Lease if all or any part of the Premises is damaged by fire or other casualty to the extent that it cannot reasonably be repaired within one hundred (100) days after the date of such fire or casualty. This right of termination is exercisable by written notice to Tenant within sixty (60 days of the date of the fire or other casualty. If this Lease is not terminate, Landlord shall promptly and in good faith, seed to restore the Premises. Such restoration shall be to substantially the same condition that existed prior to the fire or other casualty, except for modifications required by law. Upon notice from Landlord, Tenant shall assign to Landlord (or Landlord's designee) all property insurance proceeds payable to Tenant under Tenant's insurance with respect to any leasehold improvements for the benefit of Tenant; provided that if the estimated cost to repair such leasehold improvements exceeds the amount of insurance proceeds received by Landlord form Tenant's insurance carrier, the excess cost of such repairs shall be paid by Tenant to Landlord prior to Landlord's commencement of repairs. Within fourteen (14) days of demand, Tenant shall also pay Landlord for any excess costs identified during the course of repair work. Landlord shall not be liable for any inconvenience to Tenant, or injury to Tenant's business resulting in any way from the fire or other casualty or the repair work. Provided that Tenant is not in default, during any period of time that all or a material portion of the Premises is rendered unusable as a result of the fire or other casualty, the Rent shall abate for the portion of the Premises that is unusable.

16.

Eminent Domain. Either party may terminate this Lease if any substantial part of the Premises is taken or condemned for any public use under law or by eminent domain. Landlord shall also have the right to terminate this Lease if there is such a taking of any portion of the structure in which the Premises is located or the land on which it is situated that would have a material adverse impact on Landlord's ability to operate the remainder of the structure/land. The terminating party shall provide written notice of termination to the other party within sixty (60) days after first receipt of any notice of the taking. The termination shall be effective on the date the taking becomes effective. All compensation awarded for a taking, or sale proceeds, shall be the property of Landlord.

17.

Tenant's Default. A "Tenant's Default" shall mean and include a circumstance when a) the Tenant fails to pay all Rent when due, if such failure continues for three (3) business days after written notice to Tenant which notice shall be in satisfaction of, and not in addition to, notice required by Law; or b) Tenant's failure to comply with any term, condition requirement or covenant of this Lease (other than non-payment of Rent), if such failure is not cured within thirty (30) business days after written notice to Tenant, which notice shall be in satisfaction of, and not in addition to, notice required by law, or c) Tenant is declared bankrupt or insolvent or if any property of Tenant is the subject of an assignment for the benefit of creditors.

18.

Landlords' Remedies. In the event of a Tenant's Default, Landlord shall have the right to terminate this Lease or terminate Tenant's right to possession. Upon receipt of a notice of termination Tenant shall immediately surrender the Premises to Landlord. If Tenant fails to surrender the Premises, Landlord may enter upon and take possession of the Premises, in compliance with law. Notwithstanding the foregoing, the Tenant shall pay Landlord all past due Rent and other damages, losses and expenses suffered by Landlord as a result of Tenant's Default. Those costs and expenses shall include the costs and expenses incurred in reletting or attempting to relet the Premises, Including reasonable attorney's fees, brokerage fees, the cost of physical alterations to the Premises and the reasonable value of other allowances or concessions granted to a new tenant. The landlord has the right to collect all rents and other payments from any reletting. The landlords shall not be responsible or liable for any delay or inability to relet all or part of the Premises or for the failure to collect any rent. In lieu of determining damages as described above, Landlord may elect to receive as damages the sum of a) all rent accrued through the date of termination of this Lease or of Tenants' right to possession, and b) an amount equal to the total Rent that Tenant would have been required to pay for the remainder of the Term discounted to present value, minus the then present fair rental value of the Premises for the remainder of the Term, comparably discounted, after deducting all anticipated costs of reletting. If Tenant is in default of any of the non-financial duties under the Lease, Landlord shall have the right to perform such duties. Upon demand, tenant shall reimburse Landlord for the cost of such performance plus an administrative fee equal to ten percent (10%) of the cost of the work performed. Termination of Tenant's Lease or right to possession or Landlord's entry on all or part of the Premises shall not relieve Tenant of its duties and liabilities under the Lease. Each right and remedy of the Landlord shall be separate and in addition to any other right and remedy now available or hereafter available to Landlord.

19.Landlord's Default. Before filing suit for any alleged default by the Landlord, Tenant shall give Landlord and each Mortgagee about whose identity Tenant has been notified, written notice and a reasonable time to cure the alleged default. In the event of a default by the Landlord in the terms of this Lease, no individual officer, director, agent, servant, employee, trustee, stockholder or beneficiary of the Landlord shall be personally liable for performance of the Landlord's obligations.

20.Subordination. Tenant agrees that this Lease is subject to and subordinate to each mortgage, ground lease or other lien now or subsequently arising on the Premises, or on the land or structure in which the Premises is located. Tenant's agreement applies to any refinancing, renewal, modification, and extension of the mortgage. Upon request from the holder of a mortgage, Tenant shall execute a commercially reasonable subordination agreement. As an alternative, any mortgagee shall have the right, at any time, to subordinate its mortgage to this Lease. Upon request, Tenant shall deliver a commercially reasonable estoppel certificate to those parties as are reasonably requested by landlord, without payment within ten (10) days after receipt of a written request.

21.Notice / Addresses. All demands, approvals, consents or notices shall be in writing and delivered by hand or sent by registered or certified mail with return receipt requested, or send by overnight or same day service by hand at the party's respective address, set forth below. Each notice shall be deemed to have been received on the date of actual delivery or the date on which delivery is refused, whichever is earlier. If Tenant has vacated the Premises without providing a new address, each notice to Tenant shall be deemed to have been received three (3) days after notice is deposited in the mail of the United States Postal Service or with a delivery service as described above. Either party may, at any time, change the address set forth below (other than to a post office box) by giving the other party written notice of the new address.

Landlord:	Tenant:
Sunrise Nominee Trust	Bourque Heating and Cooling
270 Communications Way 7-B	1199 Pitcher's Way
Hyannis MA 02601	Hyannis MA 02601

22.Surrender of Premises. At the termination of this Lease or Tenant's right of possession, Tenant shall remove all personal property and surrender the Premises to Landlord in good order and in "broom clean" condition, ordinary wear and tear and damage excepted, removing, as requested by Landlord, any improvements or alterations made by Tenant. If tenant fails to remove any of Tenant's personal property within two (2) business days after termination, Landlord shall not be responsible for the safekeeping or preservation of Tenant's personal property. Tenant shall pay Landlord, upon demand, all costs of storage. If Tenant fails to remove Tenant's personal property from the Premises or from storage with thirty (30) days after delivery of notice, Landlord may deem all or any part of Tenant's Property to be abandoned and title to that property shall vest in Landlord. If tenant fails to remove any of the alternations or improvements made by tenant by the Termination date and complete related repairs in a timely manner, Landlord my perform such work at Tenant's expense. If Tenant fails to surrender all or any part of the Premises at the termination of this Lease, occupancy of the Premises after termination shall be that of a tenancy at sufferance. Tenant's occupancy shall be subject to all the terms and provisions of this Lease and Tenant shall pay an amount (on a per month basis without reduction for partial months during the holdover) equal to two hundred percent (200%) of the sum of the Rent and of the Additional Rent due for the period immediately preceding the holdover. No holdover by Tenant or acceptance of payment from the Tenant after the termination of this Lease shall extend the Term or prevent Landlord from immediate recovery of possession of the Premises.

23.	Miscellaneous
1.

Time / Force Majeure. Time is of the essence of each provision of this Lease. The failure or delay of either party to declare a default immediately upon its occurrence or a delay in taking action for a default shall not constitute a waiver. Whenever a period of time is prescribed for the taking of an action by Landlord or Tenant (other than the payment of the Security Deposit or Rent), the period of time for the performance of such action shall be extended by the number of days that the performance is actually delayed due to strikes, acts of God, shortages of labor or materials, war terrorist acts, civil disturbances and other causes beyond the reasonable control of the performing party ("Force Majeure"). Force Majeure does not include financial difficulties of a party.

2.

Attorneys' Fees / Costs of Suit. If either party commences suit for violation of or to enforce any covenant, term or condition of this Lease, the prevailing party shall be entitled to reasonable attorneys' fees, costs and expenses. Landlord and Tenant herby waive any right to trial by jury in any proceeding based upon a breach of this Lease.

3.

Sales / Assignment. Landlord shall have the right to transfer and assign, in whole or in part, all of its ownership Interest, rights and obligations hereunder, and Tenant agrees to look solely to the successor in interest of Landlord for the performance of such obligations and the return of any Security Deposit.

4.

Entire Agreement. This Lease constitutes the entire agreement between the parties and supersedes all prior agreements and understandings related to the Premises. This Lease may be modified only by a written agreement signed by Landlord and Tenant. This Lease shall be interpreted and enforced in accordance with the Laws of the Commonwealth of Massachusetts.

5.

Executive Orders 13224. Tenant represents and warrants to Landlord that each individual executing this Lease on behalf of Tenant is authorized to do so on behalf of Tenant and that Tenant is not, and the entities or individuals constituting Tenant or which may own or control Tenant or which may be owned or controlled by Tenant are not, among the individuals or entities identified on any list complied pursuant to Executive Order 13224 for the purpose of identifying suspected terrorist.

24. Additional Provisions

Tenant responsible for normal weekly landscaping services including all snow removal for each years' time.

Tenant responsible for all trash services, water and sewer/septic service bills.

IN WITNESS WHEREOF, the parties have set forth their hands and seals.

Tenant:
/s/Mahesh Choudhury

TENANT or authorized agent of ConnectM Technologies LLC Date
Print Name:
Mahesh Choudhury

Landlord:
LANDLORD or authorized agent of Sunrise NT Date
Print Name: